Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY APPOINTS ROBERT I. PENNINGTON AS CHIEF OPERATING OFFICER

HIRES MT. HOPE PROJECT CONTROLLER AND MILL MANAGER

LAKEWOOD, COLORADO — January 4, 2012, General Moly, Inc. (the “Company”) (NYSE Amex and TSX: GMO) announced that Robert I. Pennington has been appointed Chief Operating Officer.  Additionally, the Company announced the hiring of Bernard (Bernie) Pacheco as Mt. Hope project Controller and Fred Zumwalt as Mt. Hope Mill Manager, effective January 1, 2012.

Mr. Pennington joined General Moly in October 2007 as Vice President of Engineering and Construction and has overseen Mt. Hope and Liberty permitting and development since that time.  Previously, Mr. Pennington served as Chief Operating Officer of M3 Engineering & Technology (M3) in Tucson, Arizona.  Mr. Pennington has 33 years of metal mine operations and project management experience, including 24 years in management of mine and plant operations.  He previously served as President at the Phelps Dodge Tyrone operations and General Manager at Phelps Dodge Morenci.  Mr. Pennington’s project experience dates back to 1982 with the construction and startup of the Kennecott Chino concentrator, followed by design, construction, and startup of the Chino SXEW plant, the Phelps Dodge Candelaria operation in Chile, the Piedras Verdes SXEW operation in Mexico and various other projects while working in the role of project manager for M3.  Mr. Pennington has extensive experience in base metal operations and design, molybdenum processing and has a Bachelors of Science from the New Mexico Institute of Mining and Technology.

Mr. Pacheco has 40 years of industry experience, including the last 24 years with Newmont Mining Corp in a variety of Project Controller positions.  Most recently, Bernie served as Project Controller at Yanacocha for the $4 billion Minas Conga project in Peru.  Additionally, he most recently served as Newmont’s Global Director of Project Accounting and was a member of the Capital Effectiveness Team.  In that role, Bernie had final responsibility for closing and reconciling costs for many of Newmont’s substantial projects including the Ahafo gold project (Ghana, 2007), the Phoenix expansion (Nevada, 2006), the Leeville underground development (Nevada, 2008), the Phoenix crushing installation (Nevada, 2008), the TS Power Plant construction (Nevada, 2009), Hope Bay infrastructure construction (Canada, 2009), Yanacocha Gold Mill installation (Peru, 2009), and Boddington project construction (Australia).  In his role, Bernie will report to Lee Shumway, Corporate Controller & Treasurer.

Mr. Zumwalt has 26 years of industry experience including 21 years with Phelps Dodge and Freeport McMoran.  Most recently, Mr. Zumwalt served as Assistant Manager of Concentrator Operations at Cerro Verde, a large copper and molybdenum mine in Peru, which is currently completing an expansion from 108ktpd to 120ktpd.  In that role, Fred was responsible for copper and moly production from the concentrator plant.  Fred also served as Superintendent of Process Control at Cerro Verde from 2007 to 2008. Prior to Cerro Verde, Fred spent eight years as Senior Metallurgist at the Henderson molybdenum mine in Colorado, where he supervised both the analytical laboratory and packaging departments, overseeing final product shipment globally.  Additionally, he participated in Henderson’s ISO 2000 program.  Mr. Zumwalt also worked on the construction, startup and operations teams of the Candelaria project in Chile and the Alumbrera project in Argentina.  In his role, Fred will report to Mike Iannacchione, Mt. Hope General Manager.

Bruce D. Hansen, Chief Executive Officer, said, “I would like to congratulate Bob on his promotion to Chief Operating Officer.  Bob works extremely hard for this Company and will be key to the successful construction and development of Mt. Hope.  Additionally, I would like to welcome Bernie and Fred to General Moly.  I am excited that the quality of the Mt. Hope project continues to attract some of the most experienced mining professionals from around the globe to join our small, but growing team.  Both Bernie’s and Fred’s substantial industry experience will be invaluable in the construction and ramp-up of the Mt. Hope project.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors and Business Development - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.